Exhibit 99.1

News Release

CONTACT:	Jeff Richardson (Analysts)	FOR IMMEDIATE RELEASE
	513/534-0983	December 20, 2006
Jim Eglseder (Analysts)
513/534-8424
Stephanie Honan (Media)
513/534-6957

Fifth Third Bancorp Appoints Gary R. Heminger to Board of Directors

Cincinnati –Fifth Third Bancorp (Nasdaq: FITB) today announced the appointment of Gary R. Heminger to its Board of Directors.

Heminger, 53, is president of Marathon Petroleum Company LLC and serves as executive vice president of Marathon Oil Corporation.

“Gary has served on the Board of Directors of our Northwestern Ohio affiliate since 2002 and has helped to guide Fifth Third’s Toledo operation with his extensive business experience and network,” said George A. Schaefer, Jr., chairman and CEO of Fifth Third Bancorp. “Gary is a tremendous addition and we look forward to his continued contributions to the Bancorp Board.”

Schaefer added that Heminger is a new addition to the Board, bringing the total number of members of the Bancorp Board of Directors to 15.

Heminger has spent 32 years with Marathon serving in a variety of groups and functions. In addition to five years in various financial and administrative roles, he spent three years in London, England as audit supervisor of the Brae Project. He worked eight years with Emro Marketing, the predecessor of Speedway SuperAmerica LLC, in several marketing and commercial roles and was named vice president of the subsidiary’s Western Division in 1991. From 1995-1996 he served as president of Marathon Pipe Line Company and assumed the position of manager, Business Development & Joint Interest of Marathon Oil Company in November 1996.

Heminger was named vice president of Business Development for Marathon Ashland Petroleum Company LLC, now called Marathon Petroleum Company LLC, upon its formation in January 1998 and was named senior vice president, Business Development, one year later. In January 2001, Heminger was named executive vice president, Supply, Transportation and Marketing, and assumed the role of president in September 2001.

“I am excited to continue my Board relationship with Fifth Third as the organization continues to build on its history as one of the country’s most admired regional banks,” added Heminger.

He holds a bachelor’s degree in accounting from Tiffin University and earned an MBA from the University of Dayton. A graduate of the Wharton Executive Management Program, Heminger is chairman of the Board of Trustees of Tiffin University. He is past chairman of both the American Petroleum Institute (API) Downstream Committee and Louisiana Offshore Oil Port, and a member of the Oxford Institute for Energy Studies.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $105.8 billion in assets, operates 19 affiliates with 1,150 full-service Banking Centers, including 111 Bank Mart® locations open seven days a week inside select grocery stores and 2,146 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania and Missouri. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2006, has $215 billion in assets under care, of which it manages $32 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Global Select Market System under the symbol “FITB.”

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